SCHEDULE 14A INFORMATION

       Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934, as amended

Filed by the Registrant [X]

Filed by a Party other than the Registrant

Check the appropriate box:

[_]  Preliminary Proxy Statement      [_] CONFIDENTIAL, FOR USE OF THE
                                          COMMISSION ONLY (AS PERMITTED BY
                                          RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or
     Section 240.14a-12

                        CATALYST INTERNATIONAL, INC.
----------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


----------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(I)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:
         -------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         -------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:
         -------------------------------------------------------------------

     (5) Total fee paid:
         -------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previously filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
         -------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:
         -------------------------------------------------------------------

     (3) Filing Party:
         -------------------------------------------------------------------

     (4) Date Filed:
         -------------------------------------------------------------------

Notes:

                              [CATALYST LOGO]



                        CATALYST INTERNATIONAL, INC.
                          8989 NORTH DEERWOOD DRIVE
                         MILWAUKEE, WISCONSIN 53223

                             __________________


                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                               APRIL 24, 2001

                             __________________


To our Shareholders:

  Catalyst International, Inc. will hold its annual meeting of shareholders on Tuesday, April 24, 2001 at 8:00 a.m. C.D.T. at its corporate headquarters located at 8989 North Deerwood Drive, Milwaukee, Wisconsin 53223, for the following purposes:

  (1)  To elect two Class III directors to serve for three-year terms;
  (2) To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for 2001;
  (3)  To approve the 2001 Stock Option Plan;
  (4)  To approve the Company Share Option Scheme; and
  (5) To transact such other business as may properly come before the annual meeting or any adjournment thereof.

  Shareholders of record at 5:00 p.m. C.D.T. on March 9, 2001 are entitled to notice of and to vote at the annual meeting and at all adjournments thereof.

  You are cordially invited to attend the annual meeting. Your vote is important. Holders of a majority of the outstanding shares must be present in person or by proxy in order for the annual meeting to be held.

  We urge you to date, sign, and return the accompanying proxy card in the enclosed envelope whether or not you expect to attend the annual meeting in person. If you attend the annual meeting and wish to vote your shares personally, you may do so by revoking your proxy at any time prior to the voting thereof.

                                      By Order of the Board of Directors,

                                      /s/ Mark T. Ehrmann

                                      Mark T. Ehrmann, Secretary

March 26, 2001

                   [this page is intentionally blank]

                              [CATALYST LOGO]



                         CATALYST INTERNATIONAL, INC.
                           8989 NORTH DEERWOOD DRIVE
                          MILWAUKEE, WISCONSIN 53223

                              ___________________


                                PROXY STATEMENT

                              ____________________



  THE ENCLOSED PROXY CARD IS SOLICITED BY THE BOARD OF DIRECTORS OF CATALYST INTERNATIONAL, INC. FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON TUESDAY, APRIL 24, 2001, AT 8:00 A.M. C.D.T., AT THE COMPANY'S CORPORATE HEADQUARTERS LOCATED AT 8989 NORTH DEERWOOD DRIVE, MILWAUKEE, WISCONSIN 53223.

  Only holders of record of the 8,040,768 shares of common stock outstanding at the close of business on March 9, 2001 are entitled to notice of and to vote at the annual meeting. Each share of common stock entitles its holder to cast one vote on each matter to be voted upon at the annual meeting. The presence, in person or by proxy, of a majority of the shares of the common stock outstanding on the record date will constitute a quorum. Abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining the quorum.

  The nominees to the Board of Directors receiving the greatest number of affirmative votes will be elected as Class III directors up to the maximum number of directors to be chosen at election. Because directors are elected by a plurality of votes, abstentions and broker non-votes will have no effect on the election of directors. The other proposals require the affirmative vote of holders of a majority of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote on the proposals. If you abstain from any of these proposals, your shares will be included in the number of shares voting on the proposal, and consequently, your abstention will have the same practical effect as a vote against the proposal. Broker non-votes will be treated as shares not entitled to vote, and consequently, will have no effect on the outcome of the vote on these proposals. This proxy statement, notice of annual meeting of shareholders, and proxy card, together with the Company's 2000 annual report to shareholders, are being mailed to shareholders of the Company commencing on or about March 26, 2001.

  The proxy holders will vote all shares of common stock represented by proxy cards that are properly signed and returned by shareholders. If you properly sign and return your proxy card, but do not specify your choices, your shares will be voted by the proxy holders as recommended by the Board of Directors. The proxy card also authorizes the proxy holders to vote the shares represented with respect to any matters not known at the time this proxy statement was printed that may properly be presented for consideration at the annual meeting. You must return a signed proxy card if you want the proxy holders to vote your shares of common stock.

  If the accompanying proxy card is properly signed and returned to the Company and not revoked, it will be voted in accordance with the instructions contained thereon. Each shareholder may revoke a previously granted proxy at any time before it is exercised by written notice of revocation or by submitting a duly executed proxy bearing a later date to the Secretary of the Company or by attending the annual meeting and revoking the proxy prior to the annual meeting.

                                 PROPOSAL ONE

                             ELECTION OF DIRECTORS

  The Company's directors are divided into three classes, designated as Class I, Class II, and Class III. The term of office of the directors in Class III expires at the 2001 annual meeting.

  The nominating committee of the Board of Directors has proposed the following individuals, each of whom is currently a Class III director, be re-elected for a new term of three years. If elected at the annual meeting, each nominee for election as a Class III director will serve until the expiration of his/her term at the Company's 2004 annual meeting of shareholders or until his/her successor is duly elected and qualified.

                              NOMINEES FOR DIRECTOR

                  Class III Directors (term to expire in 2004)

  ROY J. CARVER, 57, has served as a director since April 1994. Since 1982, Mr. Carver has served as Chairman of the Board of Carver Pump Company (a manufacturer of pumps and related products). Since 1982, Mr. Carver has served as a director of Bandag, Inc. (a tire retreading company). Since June 2000, Mr. Carver has served as a director of Chata Biosystems, Inc. (a manufacturer of pre-mixed pharmaceutical solutions).

  ELIZABETH J. REEVES, 38, has served as a director since February 2000. Ms. Reeves has served as Senior Vice President-Strategic Business Development of SAP America, Inc. (a provider of inter-enterprise software solutions) since January 2001. Since joining SAP America, Inc. in 1993, Ms. Reeves served successively as Senior Vice President-Strategic Initiatives; Vice President-Partner and Solutions Support, Services Sector; Director-Strategic Sales Initiative; Industry Manager-High Tech Center of Expertise; and Consultant-Sales and Distribution Applications. Pursuant to a Subscription Agreement dated August 31, 1999 between the Company and SAP America, Inc. ("SAP America"), the Company allowed SAP America to designate one member to the Company's Board of Directors. Ms. Reeves is the designee for this purpose.

                               CONTINUING DIRECTORS

                     Class I Directors (term to expire in 2002)

  JAMES F. GOUGHENOUR, 63, has served as a director since January 1997. Since February 2001, Mr. Goughenour has served as Corporate Vice President-Technology, Quality and Manufacturing Systems at Sealy, Inc. (a manufacturer of bedding). Mr. Goughenour served as Sealy's Vice President of Technology, Planning, and Operations Services from January 1997 to February 2001. Prior thereto, Mr. Goughenour served successively as Vice President of Information Technologies, Customer Service, Distribution, Logistics, and Process Improvement & Technology for HON Industries (a manufacturer of office furniture and fireplaces). Since June 2000, Mr. Goughenour has served as a director for Chata Biosystems, Inc. (a manufacturer of pre-mixed pharmaceutical solutions).

  SEAN P. McGOWAN, 41, served as President and Chief Executive Officer of the Company from August 1997 to March 14, 2001. Mr. McGowan has served as a director of the Company since April 1997 and as a director of the Company's wholly owned subsidiary, Catalyst WMS International Limited, since August 1997. From January 1997 to August 1997, Mr. McGowan served as President and Chief Operating Officer; and from May 1996 to January 1997 as Senior Vice President-North American Operations. Prior to joining the Company, Mr. McGowan served as General Manager and as Sales Manager at Professional Control Corporation (a manufacturer of distribution, warehouse, factory automation, and engineering solutions) from 1991 to 1996.

                    Class II Directors (term to expire in 2003)

  DOUGLAS B. CODER, 65, has served as a director since July 1992 and as Chairman of the Board since January 1997. Mr. Coder has served as a principal of The Coder Company (a real estate brokerage firm) and DBC Realty (a real estate holding company) since 1969 and 1971, respectively. Since 1972, Mr. Coder has served as a director of Pearl Mutual Funds (a mutual fund company). Since June 2000, Mr. Coder has served as a director of Chata Biosystems, Inc. (a manufacturer of pre-mixed pharmaceutical solutions).

  TERRENCE L. MEALY, 70, has served as a director since July 1992. Mr. Mealy has been an attorney in private practice since 1957 and is a member of the State Bar of Iowa. Since June 2000, Mr. Mealy has served as a director of Chata Biosystems, Inc. (a manufacturer of pre-mixed pharmaceutical solutions).

Board of Directors Recommendation

  The Board of Directors recommends you vote FOR the election of the individuals nominated to serve as Class III directors and your proxy will be so voted unless you specify otherwise.


MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

  The Board of Directors has standing audit, compensation, long range planning, and nominating committees. The Board of Directors held eight meetings in 2000. Each director attended at least 75% of the full board meetings and meetings of committees on which such director served in 2000.

  The audit committee presently consists of Messrs. Carver, Goughenour, and Mealy and Ms. Reeves. All members of the audit committee meet the independence requirements for audit committee members under the listing standards of the National Association of Securities Dealers. The audit committee provides assistance to the Company's directors in fulfilling the Board's oversight responsibility as to the Company's accounting, auditing, and financial reporting practices and as to the quality and integrity of the financial reports of the Company. The specific functions and responsibilities of the audit committee are set forth in the written charter adopted by the Board of Directors, which is attached as Appendix A.

  The audit committee reviews and reassesses the charter annually and recommends any changes to the Board of Directors for approval. A report of the audit committee appears under the caption, "Audit Committee Report," below. The audit committee held two meetings during fiscal 2000.

  The compensation committee presently consists of Messrs. Carver, Coder, Goughenour, and Mealy. The compensation committee establishes compensation levels for the executive officers, including a bonus plan for senior management, and administers the 1993 Stock Option Plan, as amended, and 1997 Director Stock Option Plan. The compensation committee held three meetings in 2000.

  The long-range planning committee presently consists of Messrs. Carver, Coder, Goughenour, McGowan, and Mealy and Ms. Reeves. The long-range planning committee determines the Company's future strategies and held one meeting in 2000.

  The nominating committee presently consists of Messrs. Carver, Coder, and Mealy and Ms. Reeves. The nominating committee nominates persons for election as directors. Shareholders are also entitled to nominate candidates for the Board of Directors, and the nominating committee will consider nominees recommended by shareholders, in accordance with the procedures set forth in the Company's By-Laws. The nominating committee held one meeting in 2000.


NON-EMPLOYEE DIRECTOR COMPENSATION

  The 1997 Director Stock Option Plan allows directors who are not employees to receive stock options in lieu of cash compensation for attendance at Board of Director and committee meetings. Directors who are not employees are entitled to receive a fee of $1,500 (or stock options with an aggregate exercise price equal to the fee) for each Board of Directors meeting they attend and $500 (or stock options with an aggregate exercise price equal to the fee) for each committee meeting they attend and are entitled to be reimbursed for their expenses incurred in connection with their responsibilities as directors.

  In addition, non-employee directors are entitled to an option to purchase 5,000 shares of common stock annually. The exercise price of each grant is equal to the market price of the Company's common stock on the date of grant.

  Mr. Coder received $99,166.63 in compensation during 2000 and full medical benefits in consideration for performing his duties as Chairman of the Board.

  The Company and Mr. Coder are parties to a letter agreement dated October 23, 1998, as subsequently amended, under which the Company agreed to pay certain health benefits to Mr. Coder and his immediate family through a period which expires no later than December 31, 2011. In addition, the Company and Mr. Coder are parties to a letter agreement dated December 3, 1999 wherein Mr. Coder agreed to serve as Chairman of the Board until the 2002 annual meeting of shareholders and receive an annual compensation of $100,000. The parties also agreed that Mr. Coder shall receive an annual compensation of $100,000 for a period of two years thereafter.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires officers and directors to file reports with the Securities and Exchange Commission disclosing their ownership, and changes in their ownership, of stock in the Company. Copies of these reports must also be furnished to the Company. Based solely on a review of these copies, the Company believes that all executive officers and directors are in compliance with the filing requirements.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table indicates, as of February 12, 2001 (unless otherwise noted), beneficial ownership of common stock by (i) directors, (ii) the former chief executive officer and each of the four other most highly compensated executive officers (collectively, the "named executive officers"), (iii) persons known by the Company to be beneficial owners of more than 5% of its outstanding common stock, and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, the person listed has sole voting and investment power.


                                                  Amount and
                                                  Nature of
Name and Address of                               Beneficial       Percent
Beneficial Owners                                 Ownership       of Class
------------------------------------------------------------------------------
State of Wisconsin Investment Board               1,490,600 (1)     18.4%
  Post Office Box 7842
  Madison, WI  53707

SAP America, Inc.                                   759,485 (2)      9.4%
  3999 West Chester Pike
  Newtown Square, PA  19073

Lynne B. Briggs                                      20,066 (3)       *

Roy J. Carver                                       283,323 (4)      3.5%

Douglas B. Coder                                    811,585 (5)     10.1%
  8711 East Pinnacle Peak Road #127
  Scottsdale, AZ  85255

Judith K. Fearn                                      68,282 (6)       *

James F. Goughenour                                  26,729 (7)       *

David M. Kogut                                       96,282 (8)      1.2%

Sean P. McGowan                                     364,222 (9)      4.3%

Terrence L. Mealy                                   951,619 (10)    11.8%
  301 East Second Street
  Muscatine, IA  52761

Elizabeth J. Reeves                                       0           *

Timothy Sherlock                                     28,000 (11)      *

All directors and executive officers
  as a group (17 persons)                         3,033,026 (12)    34.7%

----------
 *   Less than 1% of the outstanding common stock.
(1)  This information is based on a Schedule 13G dated February 14, 2001.
(2) The amount of beneficial ownership information is based on a Schedule 13D dated September 10, 1999. The 759,485 shares are directly owned by SAP America; however, SAP America shares voting power with its parent, SAP Aktiengesellschaft Systeme, Anwendungen, Produkte in der Datenverarbeitung, D-69190 Walldorf, Germany.
(3) Represents options to purchase 20,066 shares which are exercisable within 60 days of February 12, 2001.
(4) Includes options to purchase 28,581 shares, all of which are immediately exercisable.
(5) Includes 37,271 shares held by Mr. Coder's spouse, 286,240 shares held by S&S Partnership and 104,498 shares held in trust for the benefit of Mr. Coder's children. Mr. Coder disclaims beneficial ownership of all such shares. Mr. Coder has sole voting and investment power with respect to 383,576 shares and shared voting and investment power with respect to 428,009 shares. Also includes options to purchase 28,439 shares, all of which are immediately exercisable.
(6) Includes options to purchase 68,082 shares which are exercisable within 60 days of February 12, 2001.

(7) Includes options to purchase 15,367 shares, all of which are immediately exercisable.
(8) Includes options to purchase 91,832 shares which are exercisable within 60 days of February 12, 2001.
(9) Includes options to purchase 342,222 shares which are exercisable within 60 days of February 12, 2001.
(10) Includes 6,000 shares held by Mr. Mealy's spouse. Mr. Mealy disclaims beneficial ownership of all such shares. Mr. Mealy has sole voting and investment power with respect to 945,619 shares and shared voting and investment power with respect to 6,000 shares. Also includes options to purchase 28,530 shares, all of which are immediately exercisable.
(11) Represents options to purchase 28,000 shares which are exercisable within 60 days of February 12, 2001.
(12) Includes options to purchase 710,437 shares which are exercisable within 60 days of February 12, 2001.


                          EXECUTIVE COMPENSATION

	Summary Compensation Table. The following table sets forth the compensation paid to the named executive officers of the Company for services rendered in all capacities for the years ended December 31, 2000, 1999, and 1998.

                         Summary Compensation Table


                                                        Long Term
                                                        Comp. Awards
                               Annual Compensation      ------------
                            -------------------------   Securities
                                               Other    Under-        All
                                               Annual   lying         Other
Name and Principal                             Comp.    Options       Comp.
Position              Year  Salary    Bonus    (1)      (2)           (3)
--------------------  ----  --------  -------  -------  ------------  ------
Sean P. McGowan (4)   2000  $321,000  $24,000  $48,000  60,000        $2,625
 President and Chief  1999   300,000   42,000   12,000  50,000         2,500
 Executive Officer    1998   200,000   52,500        -  50,000         2,500

Lynne B. Briggs       2000   125,000    3,375        -  40,000         2,625
 Sr. Vice President-  1999    94,999    3,750        -  20,000         2,469
 Software Engineering 1998    75,373    3,750        -  10,000         2,286

Judith K. Fearn (5)   2000   130,779    7,169        -       -             -
 Vice President-      1999   131,746    2,724        -       -             -
 European Operations  1998   131,141    2,918        -       -             -

David M. Kogut        2000   155,150    7,500        -       -         2,625
 Sr. Vice President-  1999   145,000    5,000        -       -         2,500
 EAI Marketing        1998   135,000    7,500        -       -         2,500

Timothy Sherlock (6)  2000   138,446    7,500        -  55,000             -
 Vice President-      1999    87,982        -        -  90,000             -
 Finance, CFO

----------
(1) The amount represents the Company's partial reimbursement of interest under the executive loan program.
(2) None of the named executive officers held restricted stock at the end of 2000.
(3) The amounts represent the Company's 25% matching contribution under the Company's 401(k) plan.
(4) Mr. McGowan ceased serving as president and chief executive officer effective March 14, 2001.
(5) Ms. Fearn's annual compensation information was converted from British Pounds to U.S. Dollars on December 31, 2000, December 31, 1999, and December 31, 1998.
(6) Mr. Sherlock was hired on June 14, 1999.

  The Company granted options to the named executive officers during fiscal 2000 as set forth below.

                  Option Grants in Last Fiscal Year (2000)


                                                                 Potential
                                                                 Realizable
                                                                  Value at
                                                               Assumed Annual
                 Number of   Percentage of                     Rates of Stock
                 Securities  Total Options                          Price
                   Options   Employees in    Price               Appreciation
                 Underlying    Granted to  Exercise            for Option Term
                  Options     Employees in   Price    Expir.   ---------------
Name              Granted     Fiscal 2000  ($/Share)   Date    5% ($)  10% ($)
---------------- ----------- ------------- --------- --------- ------- -------
Sean P. McGowan  60,000(1)   7.4%           4.00     12/01/10  150,935 382,498
Lynne B. Briggs  40,000(2)   4.9%           4.00     12/01/10  100,623 254,999
Judith K. Fearn       -         -              -            -        -       -
David M. Kogut        -         -              -            -        -       -
Timothy Sherlock 30,000(1)   3.7%           8.00     07/24/10  150,935 382,498
                 25,000(3)   3.1%           4.00     12/01/10   62,889 159,374


----------
The options vest 20% on the first anniversary of the date of grant and 1
    2/3% each month thereafter, provided the named executive officer remains an employee of the Company. All of the options held by the named executive officer vest upon a change in control of the Company.
(2) Sixty percent (60%) of the options vest on the third anniversary of the date of grant and 1 2/3% of the options vest each month thereafter, provided the named executive officer remains an employee of the Company. Upon a change in control of the Company, the options vest as described under the caption, "Employment Contracts and Change-in-Control Arrangements," below.
(3) Sixty percent (60%) of the options vest on the third anniversary of the date of grant and 1 2/3% of the options vest each month thereafter, provided the named executive officer remains an employee of the Company. All of the options held by the named executive officer vest upon a change in control of the Company.


AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUE TABLE

  The following table provides information regarding the value of stock options held at December 31, 2000 by the named executive officers.

              Aggregated Option Exercises in Last Fiscal Year and
                          Fiscal Year-End Option Values


                                              Number of
                                             Securities          Value of
                                             Underlying         Unexercised
                                             Unexercised       in-the-Money
                                             Options at         Options at
                    Shares                 Fiscal Year-End    Fiscal Year-End
                  Acquired on     Value    ---------------   -----------------
Name              Exercise (#)  Realized   Exer.    Unexer.  Exer.     Unexer.
----------------  ------------  --------   -------  -------  --------  -------
Sean P. McGowan              -         -   336,667  93,333   $410,000  $45,000
Lynne B. Briggs          2,000   $17,250    17,383  67,617          -   30,000
Judith K. Fearn              -         -    63,750  16,250    130,688   20,313
David M. Kogut               -         -    86,500  19,750    155,125   24,063
Timothy Sherlock             -         -    23,000  92,000          -   18,750



EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS

  The Company and Ms. Briggs are parties to a letter agreement dated December 1, 2000 under which the Company agreed to accelerate the vesting schedule of Ms. Briggs's December 1, 2000 stock options upon a change in control (defined below), provided that the change-in-control occurs during the three-year period commencing on December 1, 2000 and terminating on December 1, 2003, as follows: the portion of the options which shall vest upon a change in control shall be the product of (A) 12/3% and (B) the number of completed months of continuous service from December 1, 2000 until December 1, 2003.

  The Company and Mr. McGowan are parties to a letter agreement dated October 23, 1998 under which the Company agreed to accelerate the vesting schedule of Mr. McGowan's stock options and to pay Mr. McGowan a lump sum severance payment equal to one and one-half times the average base salary of Mr. McGowan for the two prior years upon a change in control (defined below) and in connection with a constructive termination of Mr. McGowan's employment and to extend the time in which Mr. McGowan may exercise his stock options to 14 months from his last day of employment. In addition, the Company agreed to pay specified health, life, and disability benefits to Mr. McGowan and his immediate family for a period of 18 months from his last day of employment.
A constructive termination is defined as a material change in responsibilities, a change in title or authority, or a reduction in compensation. On March 14, 2001, Mr. McGowan ceased serving as president and chief executive officer of the Company. Terms of Mr. McGowan's separation agreement have not been finalized.

  The Company and Mr. Sherlock are parties to a letter agreement dated June 14, 1999 under which the Company agreed to accelerate the vesting schedule of Mr. Sherlock's stock options upon a change in control (defined below).

  A change in control is generally defined under the letter agreements as occurring if (i) a person acquires 50% or more of the Company's common stock, other than from the Company, (ii) a reorganization, merger, consolidation or sale of substantially all of the Company's assets takes place after which the Company's existing shareholders do not continue to own at least 50% of the common stock of the survivor and the Company's Board of Directors do not constitute a majority of the survivor's board, or (iii) shareholders of the Company approve a plan of complete liquidation or dissolution.


REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

  The compensation committee of the Board of Directors is responsible for establishing compensation levels for executive officers, including the annual bonus plan for executive officers and for administering the 1993 Stock Option Plan, as amended, and 1997 Director Stock Option Plan. During 2000, the committee was comprised of four non-employee directors: Messrs. Carver, Coder, Goughenour, and Mealy. The committee's overall objective is to establish a compensation policy that will (i) attract, retain, and reward executive officers who contribute to achieving the Company's business objectives; (ii) motivate executives to obtain these objectives; and (iii) align the interests of executives with those of the Company's long-term investors.

  Executive officers are compensated with a combination of salary and incentives designed to focus their efforts on maximizing both the near-term and long-term financial performance of the Company. In addition, the compensation program rewards individual performance that furthers Company goals. The executive compensation program includes the following: (i) base salary; (ii) incentive bonuses; (iii) long-term equity incentive awards in the form of stock option grants; and (iv) other benefits. Each executive officer's compensation package is designed to provide an appropriately weighted mix of these elements which together provide a level of compensation roughly equivalent to that paid by companies of similar size and complexity.

  Base Salary: Base salary levels for each of the executive officers, including the chief executive officer, are generally set within a range of base salaries that the committee believes are paid to similar executive officers at companies deemed comparable based on the similarity in revenue level, industry segment, and competitive employment market to the Company. In addition, the committee generally takes into account the Company's past financial performance and future expectations, as well as the performance of the executives and changes in the executives' responsibilities.

  Incentive Bonuses: The committee recommends the payment of bonuses to provide an incentive to these persons to be productive over the course of each fiscal year. These bonuses are awarded only if certain corporate performance objectives are achieved or exceeded. The amount of the incentive bonus to each executive officer is based on the individual executive's performance.

  Equity Incentives: Stock options are used for payment of long-term compensation to provide a stock-based incentive to improve the Company's financial performance and to assist in the recruitment, retention, and motivation of professional, managerial, and other personnel. Generally, stock options are granted to eligible employees from time to time based primarily upon the individual's actual and/or potential contributions to the Company and the Company's financial performance. Stock options are designed to align the interests of executive officers with those of its shareholders by encouraging executive officers to enhance the value of the Company, the price of the common stock, and hence, the shareholders' return. In addition, the vesting of stock options over a period of time is designed to create an incentive for the individual to remain with the Company. The Company grants new options to its executives, including the chief executive officer, on an ongoing basis to provide continuing incentives to the executive officers to meet future performance goals and to remain with the Company. During the fiscal year ended December 2000, options to purchase an aggregate of 440,000 shares of common stock were granted to executive officers.

  Benefits: Benefits offered to the Company's executive officers are served as a safety net of protection against the financial catastrophes that can result from illness, disability, or death. With the exception of the executive loan program discussed below, benefits offered to executive officers are substantially the same as those offered to all regular employees.

  CEO Compensation: The committee annually reviews the performance and compensation of the chief executive officer based on the assessment of his past performance and its expectation of his future contributions to the Company's performance. Mr. McGowan served as the Company's chief executive officer from August 1997 to March 14, 2001. In 2000, Mr. McGowan's base salary was set at $321,000, which the committee believes to be a reasonable salary. In addition, Mr. McGowan received incentive bonuses totaling $24,000.

  Compliance with Internal Revenue Code: Section 162(m) of the Internal Revenue Code imposes a limit on tax deductions for annual compensation (other than performance-based compensation) in excess of one million dollars paid by a corporation to its chief executive officer and the other four most highly compensated executive officers of a corporation. The Company has not established a policy with regard to Section 162(m) of the Code, since the Company has not and does not currently anticipate paying cash compensation in excess of one million dollars per annum to any employee. None of the compensation paid by the Company in 2000 was subject to the limitations on deductibility. The Board of Directors will continue to assess the impact of
Section 162(m) on its compensation practices and determine what further action, if any, is appropriate.

                                     Respectfully submitted,

                                     Roy J. Carver
                                     Douglas B. Coder
                                     James F. Goughenour
                                     Terrence L. Mealy


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Executive Loan Program: In September 1999, the Board of Directors approved an executive loan program, under which the Company would guaranty a loan made by a commercial bank to an executive, in order to facilitate the issuance of a loan by the bank to an executive. The program expired on March 31, 2000 and each executive was entitled to have one loan guaranteed by the Company. Mr. McGowan was the only executive to take advantage of this program. Mr. McGowan's guaranty carries an aggregate maximum limit of $600,000, all of which is currently outstanding. Other assets of Mr. McGowan also secure the loan. The Company agreed to pay Mr. McGowan an amount of $4,000 per month in order to compensate Mr. McGowan for interest payments under the loan.

  Agreements and Transactions with SAP AG and SAP America: On August 31, 1999, the Company entered into three agreements with SAP Aktiengesellschaft ("SAP AG") and/or SAP America:

  Subscription Agreement: The Company entered into a subscription agreement with SAP AG and SAP America wherein the Company sold 759,485 shares of its common stock to SAP America which resulted in a 9.7% ownership interest in the outstanding common stock of the Company at that time. The subscription agreement contains restrictions on the ability of SAP America to transfer its shares in the Company and also provides the Company with a right of first refusal in connection with transfers of shares by SAP America. The restrictions on transferability expire on August 31, 2003, but expire earlier if the strategic alliance agreement discussed below is terminated or if there are specified change in control transactions which effect the Company. A right of first refusal generally applies during the fourth year of the subscription agreement. In addition, for two years after the end of such transfer restrictions, SAP America may transfer shares but must give the Company the right of first negotiation unless the transfer is made in specified change in control transactions, or involves no more than 10% of SAP America's interest in the Company. The subscription agreement also prevents SAP America, SAP AG, and certain subsidiaries thereof of owning more than 9.7% of the total number of shares of common stock in the Company, provided that these restrictions do no apply in the event specified material transactions involving the Company are pending. The subscription agreement also contains provisions which give SAP America and SAP AG and their subsidiaries specified preemptive rights in connection with the issuance of stock in significant transactions and also grants SAP America and SAP AG and their subsidiaries the right to demand registration of their shares of the Company's common stock and unlimited piggyback registration rights. The subscription agreement further provides that in certain transactions involving major competitors of the Company, SAP America, and SAP AG and their subsidiaries will waive appraisal rights and the preemptive rights of SAP America. In addition, the Company allowed SAP America to designate one member to the Company's Board of Directors. Ms. Reeves is the designee for this purpose.

  Strategic Alliance Agreement. The Company entered into a strategic alliance agreement with SAP AG wherein the Company would: (i) form a support center to help customers implement the Company's software and SAP AG's Logistics Execution Solution Software (LES); (ii) provide implementation services for the benefit of SAP customers in connection with the SAP AG's LES; and (iii) jointly promote and market with SAP the Company's product offerings and SAP AG's product offerings. In connection with the strategic alliance agreement during 2000, the SAP America paid to the Company approximately $315,000 for start-up costs, training services, internal software support services, and LES support service fees for the Company's provision of LES support services to SAP customers and the Company paid to SAP America approximately $109,000 for sales and marketing activities.

  Joint Development Agreement: The Company entered into a joint development agreement with SAP AG to develop an advanced interface for the integration of SAP AG's R/3 software and the Company's warehouse management system. In connection with the joint development agreement, SAP AG paid to the Company approximately $300,000 for development services and travel costs and the Company paid to SAP AG approximately $4,000 for software development support services.

PERFORMANCE GRAPH

  The following graph compares cumulative total shareholder return of the common stock with the cumulative total return of the Nasdaq Stock Market(R) Index during the past five fiscal years. In addition, the graph also compares the Company's performance to that of the Nasdaq Computer and Data Processing Stock Index. The graph assumes that the value of the investment in the common stock and each index was $100 on December 31, 1995 and that all dividends were reinvested. The Company has not paid any cash dividends on its common stock and does not intend to do so in the foreseeable future.

                            [PERFORMANCE GRAPH]


                                           Nasdaq Stock      Nasdaq Computer
Measurement              Catalyst          Market (U.S.    and Data Processing
Period            International, Inc.($)   Companies)($)        Stocks($)
---------------   ----------------------   -------------   -------------------
12/29/95                   100                  100               100
12/31/96                    47                  123               123
12/31/97                    43                  151               152
12/31/98                   104                  214               270
12/31/99                   110                  398               594
12/29/00                    48                  240               275



                                 PROPOSAL TWO

                      RATIFICATION OF INDEPENDENT AUDITORS

  Upon recommendation of the audit committee and subject to ratification by the shareholders at the annual meeting, the Board of Directors has appointed Ernst & Young LLP, an independent public accounting firm, to audit the financial statements for the year ending December 31, 2001. Ernst & Young LLP has audited the Company since 1993. Representatives of Ernst & Young LLP will attend the annual meeting, have the opportunity to make a statement if they so desire, and be available to respond to appropriate questions.

  Audit Fees: Audit fees billed to the Company by Ernst & Young for its audit of the Company's financial statements for the year ended December 31, 2000 and for its review of the financial statements included in the Company's quarterly reports on Form 10-Q filed with the Securities and Exchange Commission for that year totaled $80,000.

  Financial information systems design and implementation fees: The Company did not engage Ernst & Young to provide advice to the Company regarding financial information systems design and implementation during the year ended December 31, 2000.

  All other fees: Fees billed to the Company by Ernst & Young during the year ended December 31, 2000 for all other non-audit services rendered to the Company totaled $24,400, including $21,100 for tax related services.

Board of Directors Recommendation

  The Board of Directors recommends you vote FOR the ratification of the appointment of Ernst & Young LLP and your proxy will be so voted unless you specify otherwise.


REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

  The audit committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements in the annual report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

  The committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards. In addition, the audit committee has discussed with the independent auditors the auditors' independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of nonaudit services with the auditors' independence.

  The audit committee discussed with the Company's independent auditors the overall scope and plans for their audit. The audit committee meets with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of the Company's internal controls, and the overall quality of the Company's financial reporting. The audit committee held two meetings during 2000.

  In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission. The Committee and the Board of Directors have also recommended, subject to shareholder approval, the selection of the Company's independent auditors.

                                    Respectfully submitted,

                                    Roy J. Carver
                                    James F. Goughenour
                                    Terrence L. Mealy
                                    Elizabeth J. Reeves


                               PROPOSAL THREE

                            2001 STOCK OPTION PLAN

  The complete text of the 2001 Stock Option Plan is set forth in Appendix B. The following summary of the material features of the 2001 Stock Option Plan is qualified in its entirety by reference to Appendix B.

  The Board of Directors adopted the 2001 Stock Option Plan, subject to shareholder approval, to provide certain selected officers, employees, non-employee directors, and consultants of the Company and its subsidiaries with additional incentives by increasing their proprietary interest in the Company. The aggregate number of shares of common stock subject to the 2001 Stock Option Plan is 1,000,000 shares, all of which may be granted as incentive stock options. No one person may receive options over more than 200,000 shares in any one calendar year during the term of the 2001 Stock Option Plan.

  The 2001 Stock Option Plan permits the Company to grant non-qualified stock options ("Non-qualified Options") and incentive stock options ("ISOs"), as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Options may be granted under the 2001 Stock Option Plan until April 23, 2011.

  Under the 2001 Stock Option Plan, options may be granted to current and prospective employees, non-employee directors, consultants, and other persons who provide services to the Company. As of March 1, 2001, approximately 275 individuals would be eligible to participate in the 2001 Stock Option Plan.

  The 2001 Stock Option Plan is intended to qualify for favorable treatment under Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), pursuant to Rule 16b-3 and is designed to qualify for treatment as "performance-based compensation" under Section 162(m) of the Code ("Section 162(m)") as regards the options. The 2001 Stock Option Plan will be administered by a committee, which is comprised of at least four non-employee directors within the meaning of Rule 16b-3 and "outside directors" within the meaning of Section 162(m) (the "Committee").

  The exercise price for Non-qualified Options granted under the 2001 Stock Option Plan may not be less than 100% of the fair market value of the common stock on the date of grant of the option. The exercise price for ISOs granted under the 2001 Stock Option Plan may not be less than 100% of the fair market value of the common stock on the date of grant (or 110% in the case of ISOs granted to persons owning more than 10% of the common stock). Options will be exercisable during the period specified in each option agreement and will generally be exercisable in installments pursuant to a vesting schedule to be designated by the Committee. No ISO will remain exercisable later than ten years after the date of grant (or five years from the date of grant in the case of ISOs granted to holders of more than 10% of the common stock). The closing sale price of the common stock on the Nasdaq Stock Market on March 1, 2001 was $6.00.

  In the event of termination of employment or service other than as a result of death, disability, or retirement, an optionee will generally have 90 days after termination to exercise options which were vested on the date of termination. The Committee has discretion to provide the period for which, and the extent to which, options remain exercisable in the event of termination of employment resulting from death, disability, retirement or resignation in the best interests of the Company.

  The 2001 Stock Option Plan may be amended by the Board of Directors, but certain amendments adversely affecting the rights of an optionee under any existing option may not be made without obtaining the optionee's written consent, and amendments increasing the number of shares which may be issued pursuant to ISOs may not be made without obtaining shareholder approval. In the event of any changes in the capital structure of the Company, the Committee may make equitable adjustments to outstanding options so that the net value of the option is not changed.

  The federal income tax consequences of Non-qualified Options and ISOs granted under the 2001 Stock Option Plan are generally as follows:

  Non-qualified Options. The grant of a Non-qualified Option will have no federal income tax consequences to the Company or to an optionee. An optionee will recognize taxable ordinary income at the time of exercise of the option in an amount equal to the excess of the fair market value of the shares acquired at the time of exercise over the option price, and the Company will be entitled to a deduction for such amount.

  The holder of shares acquired upon exercise of a Non-qualified Option will, upon a subsequent disposition of such shares, generally recognize a short-term or long term capital gain or loss, depending upon the holding period of the shares, equal to the difference between the amount realized on the sale and the basis in such shares (the sum of the option price and the amount taxed as ordinary income at the time of exercise).

  ISOs. Neither the grant nor exercise of an ISO will generally have any federal income tax consequences for an optionee. The amount by which the fair market value of the shares acquired upon the exercise of any ISO exceeds the option price as of the date of exercise, however, is an item of "tax preference" for purposes of computing the alternative minimum tax on individuals. If an optionee has held the shares acquired on the exercise of an ISO for at least two years from the date of the grant of the option and at least one year from the date of exercise, the optionee will recognize taxable long-term capital gain or loss upon a subsequent disposition of the shares. In such circumstances, no deduction would be allowed to the Company for federal income tax purposes in connection with the grant or exercise of the option or the transfer of shares acquired upon such exercise.

  If, however, the optionee disposes of his or her shares within the holding periods described above, (i) the optionee will recognize ordinary income in an amount equal to the difference between the fair market value of such shares on the date of exercise and the option price, provided that, if the disposition is a sale or exchange with respect to which a loss (if sustained) would be recognized by the optionee and the amount realized from such sale or exchange is less than the fair market value on the exercise date, then the ordinary income will be limited to the excess of the amount realized upon the sale or exchange of the shares over the option price; (ii) the Company will be entitled to a deduction for such year in the amount of the ordinary income so recognized; and (iii) the optionee will recognize capital gain or loss, as the case may be, in an amount equal to the difference, if any, between the amount realized upon such sale or exchange of the shares and the sum of the option price plus the amount of ordinary income, if any, recognized upon such disposition.

Board of Directors Recommendation

  The Board of Directors recommends you vote FOR the 2001 Stock Option Plan and your proxy will be so voted unless you specify otherwise.


                                PROPOSAL FOUR

                           COMPANY SHARE OPTION SCHEME

  The complete text of the Company Share Option Scheme is set forth in Appendix C. The following summary of the material features of the Company Share Option Scheme is qualified in its entirety by reference to Appendix C.

  The Board of Directors adopted the Company Share Option Scheme (the "U.K. Plan"), subject to shareholder approval, to provide employees and certain directors of the Company and its U.K. subsidiary who are employed in the United Kingdom ("U.K. Participants") with additional incentives by increasing their proprietary interest in the Company. The aggregate number of shares of common stock subject to the U.K. Plan is 500,000 shares. As of March 1, 2001, approximately 30 individuals in the United Kingdom would be eligible to participate in the U.K. Plan. The closing sale price of the common stock on the Nasdaq Stock Market on March 1, 2001 was $6.00.

  The Board, or a committee consisting of at least three Board members, will administer the U.K. Plan. The U.K. Plan allows the Board of Directors to issue invitations to U.K. Participants to apply for grants of stock options over common stock. The Board may issue invitations at any time within a period of four weeks following (1) approval of the U.K. Plan by the tax authorities in the United Kingdom or (2) announcement of the Company's semi-annual or annual results. An invitee may apply to the Board of Directors for an option over not more than the number of shares of common stock specified in the invitation. Each invitee must make a payment of 1 British Pound in consideration for the option to be granted. Not later than the twenty-first day following the issue of the invitation, the Board may grant to the applicant an option over the number of shares specified in the application. The exercise price for the options granted under the U.K. Plan may not be less than the nominal value of the common stock, nor may the exercise price be less than the market value of the common stock on the date on which the option is granted. Options generally may be exercised at any time between three and ten years from the date of grant and may not be exercised more than once every three years.

  Pursuant to the U.K. Plan, options may be exercised within six months of certain events, including, a change of control, as defined in the U.K. Plan, a reorganization of the Company and a voluntary winding up of the

Company. Upon a change of control, an option holder may, by agreement with the acquiring company, exchange each outstanding option for an option over shares in the acquiring company, provided certain conditions are satisfied. Options will generally expire on the earliest of the following: the tenth anniversary of the date of the grant, the first anniversary of the option holder's death, the option holder being adjudicated bankrupt and six months following certain events including, among others, the option holder ceasing be an employee or director of the Company or its subsidiaries (other than by reason of death), a reorganization of the Company and a voluntary winding up of the Company.

  The Board of Directors may issue invitations to U.K. Participants to apply for options until the tenth anniversary of the approval of the U.K. Plan by the tax authorities in the United Kingdom. Any option granted shall be limited and take effect so that the aggregate market value of shares of common stock subject to the option, when aggregated with the market value of shares of common stock subject to options that have not expired and have not been exercised under the U.K. Plan and similar plans, will not exceed 30,000 British Pounds.

  The U.K. Plan may be amended by the Board of Directors, but amendments materially affecting an option holder with respect to an option granted prior to the amendment may not be made, and amendments making the terms on which options may be granted materially more generous may not be made without obtaining shareholder approval. In the event of any changes in the capital structure of the Company, the Board of Directors may, with written approval of the Company's independent auditors, make equitable adjustments to outstanding options and the terms thereof, provided that the aggregate amount payable on the exercise of an option is not increased and other conditions are satisfied.

  The U.S. federal income tax consequences of options granted under the U.K. Plan as generally as follows:

  Generally, there will not be any federal income tax consequences for U.K. Participants on grant, exercise, or sale of the shares. A U.K. Participant may have federal income tax consequences if services are performed in the United States and/or certain residency requirements are met.

  The Company will not be allowed a deduction at the time of exercise for options held by U.K. Participants who are employees of the Company's subsidiary located in the United Kingdom. The Company may, however, be entitled to a deduction at the time of exercise for options held by a U.K. Participant who is an employee of the Company.

  This summary is not intended to be exhaustive and does not describe state, local, U.K., or other jurisdiction tax consequences.

Board of Directors Recommendation

  The Board of Directors recommends you vote FOR the Company Share Option Scheme and your proxy will be so voted unless you specify otherwise.


SUBMISSION OF SHAREHOLDER PROPOSALS

  In accordance with the Company's By-Laws, nominations, other than by or at the direction of the Board of Directors, of candidates for election as directors at the 2002 annual meeting of shareholders and other proposals to be submitted for consideration at the 2002 annual meeting of shareholders must be received by the Company no later than January 24, 2002 and must otherwise be in accordance with the requirements of the Company's By-Laws.
To be considered for inclusion in the proxy statement for the Company's 2002 annual meeting of shareholders, shareholder proposals for consideration at the Company's 2002 annual meeting of shareholders must be received by the Company no later than November 26, 2001. Such nominations or proposals must be submitted to the Company's principal executive offices: Catalyst International, Inc., 8989 North Deerwood Drive, Milwaukee, Wisconsin 53223,
Attention: Corporate Secretary. To avoid disputes as to the date of receipt, it is suggested that any shareholder proposal be submitted by certified mail, return receipt requested.

OTHER MATTERS

  Although management is not aware of any other matters that may come before the annual meeting, if any such matters should be properly presented, the persons named in the accompanying proxy intend to vote such proxy in accordance with their best judgment.

  The expense of printing and mailing proxy material, including expenses involved in forwarding materials to beneficial owners of stock, will be borne by the Company. No solicitation other than by mail is contemplated, except that officers, employees, or agents of the Company may solicit the return of proxies from certain shareholders by telephone, personal solicitation, or facsimile.

  Shareholders may obtain a copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2000 as filed with the Securities and Exchange Commission at no cost by writing to the Investor Relations Department, Catalyst International, Inc., 8989 North Deerwood Drive, Milwaukee, Wisconsin 53223 or on the Company's web site at www.catalystwms.com. Exhibits to Form 10-K will be furnished upon payment of the Company's reasonable expenses in furnishing the exhibits.


                                       By Order of the Board of Directors,

                                       /s/ Mark T. Ehrmann

                                       Mark T. Ehrmann, Secretary

                   [this page is intentionally blank]

                                 APPENDIX A

                        CATALYST INTERNATIONAL, INC.
                           AUDIT COMMITTEE CHARTER

Organization

This Charter governs the operations of the audit committee (the "Committee"). The Committee shall review and reassess this Charter at least annually and submit it for approval by the Board of Directors. The Committee shall be comprised of at least three (3) directors, each of whom are independent of management and the Company. Members of the Committee shall be considered independent if they have no relationship to the Company that may interfere with the exercise of their independence from management and the Company. All Committee members shall be financially literate (or shall become financially literate within a reasonable period of time after appointment to the Committee), and at least one member will have accounting or related financial management expertise.

Statement of Policy

The Committee shall provide assistance to the board of directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, investment community, and others relating to the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company's financial statements, and the legal compliance and ethics programs as established by management and the board of directors. In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, the directors, the independent auditors, the internal auditors, and the management of the Company. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company.

Responsibilities

The primary responsibility of the Committee is to oversee the Company's financial reporting process on behalf of the board and report the results of their activities to the Board. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. The Committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices of the company are in accordance with all requirements and are of the highest quality. The Committee should take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices, and ethical behavior.

In carrying out these responsibilities, the Committee will:


* Review and recommend to the directors the independent auditors to be selected to audit the financial statements of the Company and its divisions and subsidiaries;

* Have a clear understanding with the independent auditors that they are ultimately accountable to the board of directors and the Committee, as the shareholders' representatives, who have the ultimate authority in deciding to engage, evaluate, and if appropriate, terminate their services;

* Meet with the independent auditors and financial management of the Company to review the scope of the proposed audit and timely quarterly reviews for the current year and the procedures to be utilized, the adequacy of the independent auditor's compensation, and at the conclusion thereof review such audit or review, including any comments or recommendations of the independent auditors;

* Review with the independent auditors, the Company's internal auditor, and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for the improvement of such internal controls or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper. Further, the Committee periodically should review Company policy statements to determine their adherence to the code of conduct.

* Review reports received from regulators and other legal and regulatory matters that may have a material effect on the financial statements or related Company compliance policies.

* Review the internal audit function of the Company including the independence and authority of its reporting obligations, the proposed audit plans for the coming year, and the coordination of such plans with the independent auditors.

* Inquire of management, the internal auditor, and the independent auditors about significant risks or exposures and assess the steps management has taken to minimize such risks to the Company.

* Receive prior to each meeting, a summary of findings from completed internal audits and a progress report on the proposed internal audit plan, with explanations for any deviations from the original plan.

* Review the quarterly financial statements with financial management and the independent auditors prior to the filing of the Form 10-Q (or prior to the press release of results, if possible) to determine that the independent auditors do not take exception to the disclosure and content of the financial statements, and discuss any other matters required to be communicated to the Committee by the auditors. The chair of the Committee may represent the entire Committee for purposes of this review.

* Review the financial statements contained in the annual report to shareholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Review with financial management and the independent auditors the results of their timely analysis of significant financial reporting issues and practices, including changes in, or adoptions of, accounting principles and disclosure practices, and discuss any other matters required to be communicated to the committee by the auditors. Also review with financial management and the independent auditors their judgments about the quality, not just acceptability, of accounting principles and the clarity of the financial disclosure practices used or proposed to be used, and particularly, the degree of aggressiveness or conservatism of the organization's accounting principles and underlying estimates, and other significant decisions made in preparing the financial statements.

* Provide sufficient opportunity for the internal and independent auditors to meet with the members of the Committee without members of management present. Among the items to be discussed in these meetings are the independent auditors' evaluation of the Company's financial, accounting, and auditing personnel, and the cooperation that the independent auditors received during the course of audit.

* Review accounting and financial human resources and succession planning within the Company.

* Report the results of the annual audit to the board of directors. If requested by the board, invite the independent auditors to attend the full board of directors meeting to assist in reporting the results of the annual audit or to answer other directors' questions (alternatively, the other directors, particularly the other independent directors, may be invited to attend the audit committee meeting during which the results of the annual audit are reviewed).

* On an annual basis, obtain from the independent auditors a written communication delineating all their relationships and professional services as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. In addition, review with the independent auditors the nature and scope of any disclosed relationships or professional services and take, or recommend that the board of directors take, appropriate action to ensure the continuing independence of the auditors.

* Review the report of the audit committee in the annual report to shareholders and the Annual Report on Form 10-K disclosing whether or not the Committee had reviewed and discussed with management and the independent auditors, as well as discussed within the Committee, the financial statements and the quality of accounting principles and significant judgments affecting the financial statements. In addition, disclose the Committee's conclusion on the fairness of presentation of the financial statements in conformity with GAAP based on those discussions.

* Submit the minutes of all meetings of the Committee to, or discuss the matters discussed at each committee meeting with, the board of directors.

* Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

* Review the Company's disclosure in the proxy statement for its annual meeting of shareholders that describes that the Committee has satisfied its responsibilities under this Charter for the prior year. In addition, include a copy of this Charter in the annual report to shareholders or the proxy statement at least triennially or the year after any significant amendment to the Charter.

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


                                 APPENDIX B

                          CATALYST INTERNATIONAL, INC.
                             2001 STOCK OPTION PLAN

1. Objectives. The Catalyst International, Inc. 2001 Stock Option Plan is designed to attract and retain certain selected officers, key employees, non-employee directors and consultants whose skills and talents are important to the Company's operations, and reward them for making major contributions to the success of the Company. These objectives are accomplished by awarding Options under the Plan, thereby providing Participants with a proprietary interest in the growth and performance of the Company.

2.  Definitions.

(a)  "Board" shall mean the Board of Directors of Catalyst International,
Inc..

(b) "Cause" shall mean the discharge of an employee on account of (i) fraud or embezzlement against the Company or (ii) serious and willful acts of misconduct which, in the reasonable judgment of the Committee, are detrimental to the business of the Company.

(c) "Common Stock" or "stock" shall mean the authorized and issued or unissued common stock of Catalyst International, Inc.

(d) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

(e) "Committee" shall mean a committee of the Board of Directors of Catalyst International, Inc. which is described in Section 162(m)(4)(C) of the Code.

(f) "Company" shall mean Catalyst International, Inc. and, where applicable, its subsidiaries including subsidiaries of subsidiaries and partnerships and other business ventures in which Catalyst International, Inc. has a significant equity interest, as determined in the sole discretion of the Committee.

(g) "Fair Market Value" shall mean the closing sale price of Common Stock on the Nasdaq National Market as reported in the Midwest Edition of the Wall Street Journal for the date of grant provided that, if no sales of Common Stock were made on such exchange on that date, "Fair Market Value" shall mean the closing sale price of Common Stock as reported for the most recent preceding day on which sales of Common Stock were made on such exchange, or, failing any such sales, such other price as the Committee may determine in conformity with pertinent law and regulations of the Treasury Department. Notwithstanding the foregoing, in the case of Options which are effective on the date the Company agrees to sell shares of Common Stock in an underwritten public offering, Fair Market Value shall mean the price per share at which the Common Stock is initially sold to the public pursuant to the offering.

(h) "Option" shall mean the grant of any form of stock option to a Plan Participant pursuant to such terms, conditions, and limitations as the Board or Committee may establish in order to fulfill the objectives of the Plan.

(i) "Option Agreement" shall mean the agreement that sets forth the terms, conditions, and limitations applicable to an Option.

(j) "Participant" shall mean a current or prospective employee, non-employee director, consultant or other person who provides services to the Company to whom an Option has been granted under the Plan.

(k)  "Plan" shall mean the Catalyst International, Inc. 2001 Stock Option
Plan.

(l) "Retirement" shall mean the termination of a Participant's employment on or after age 65, unless otherwise provided by the Committee in an Option Agreement.

3. Eligibility. Current and prospective employees, non-employee directors, consultants or other persons who provide services to the Company are eligible for the grant of an Option under the Plan. However, incentive stock options within the meaning of Section 422 of the Code may only be issued to employees of the Company and its subsidiary corporations within the meaning of Section 424(f) of the Code.

4.  Common Stock Available for Options.  Subject to adjustment as provided in
Section 13 hereof, the number of shares that may be issued under the Plan for Options during the term of the Plan is 1,000,000 shares of Common Stock, all of which may be in the form of incentive stock options within the meaning of
Section 422 of the Code. Subject to adjustment as provided in Section 13 hereof, no individual shall be eligible to receive Options aggregating more than 200,000 shares of Common Stock reserved under the Plan in any one calendar year. The Company shall take whatever actions are necessary to file required documents with the U.S. Securities and Exchange Commission and any other appropriate governmental authorities and stock exchanges to make shares of Common Stock available for issuance pursuant to Options.

5. Administration. The Plan shall be administered by the Committee, which shall have full and exclusive power to interpret the Plan, to determine which persons are Plan Participants, to grant waivers of Option restrictions, and to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or proper. All decisions of the Committee shall be final, conclusive and binding on all persons, including the Company, Participants, and their estates and beneficiaries.

6. Delegation of Authority. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may delegate to the chief executive officer and to other senior officers of the Company its duties under the Plan pursuant to such conditions or limitations as the Committee may establish. Any such delegation may be revoked by the Committee at any time.

7. Options. The Committee shall determine the type or types of Option(s) to be granted to each Participant and shall set forth in the related Option Agreement the terms, conditions, performance requirements, and limitations applicable to each Option including, but not limited to, continuous service with the Company, forfeiture of Options and proceeds from Options in the event the Participant competes with the Company or violates any confidentiality or nonsolicitation obligations owed to the Company, conditions under which acceleration of vesting will occur, and achievement of specific business objectives. An Option will be a grant of a right to purchase a specified number of shares of Common Stock the purchase price of which shall be not less than 100% of Fair Market Value on the date of grant, as determined by the Committee. An Option may be in the form of a nonqualified stock option for all Participants or an incentive stock option ("ISO") for Participants who are employees. An ISO, in addition to being subject to applicable terms, conditions and limitations established by the Committee, complies with Section 422 of the Code which, among other limitations, provides that the aggregate Fair Market Value (determined at the time the option is granted) of Common Stock for which ISOs are exercisable for the first time by a Participant during any calendar year shall not exceed $100,000; that ISOs shall be priced at not less than 100% of the Fair Market Value on the date of the grant (110% in the case of a Participant who is a 10% shareholder of the Company within the meaning of Section 422 of the
Code); and that ISOs shall be exercisable for a period of not more than ten years (five years in the case of a Participant who is a 10% shareholder of the Company).

8. Stock Option Exercise. The price at which shares of Common Stock may be purchased under an Option shall be paid in full at the time of the exercise in cash or other means acceptable to the Committee, or, if permitted by the Committee, by means of tendering shares of Common Stock either directly or by attestation, which have been held by the Participant for more than six months and have not been used within the prior six-month period to exercise an option, valued at Fair Market Value on the date of exercise, or any combination thereof.

9. Tax Withholding. The Company shall have the right to deduct applicable taxes from any payment made as a result of the exercise of an Option and withhold, at the time of delivery of shares or vesting of Options under the Plan, an appropriate number of shares for payment of taxes (but only the minimum amount required by law) or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes. The Company may defer making delivery with respect to shares of Common Stock obtained pursuant to the exercise of any Option until arrangements satisfactory to it have been made with respect to any such withholding obligation. If Common Stock is used to satisfy tax withholding, such stock shall be valued based on the Fair Market Value when the tax withholding is required to be made.

10. Amendment or Termination of the Plan. The Board may, at any time, amend or terminate the Plan; provided, however, that

(a) subject to Section 13 hereof, no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under any Option granted under the Plan prior to the date such amendment is adopted by the Board; and

(b) without further approval of the shareholders of the Company, no amendment shall increase the number of shares of Common Stock which may be issued pursuant to Incentive Stock Options hereunder, except for increases resulting from Section 13 hereof.

11. Termination of Service. If the service-providing relationship of a Participant terminates, or a non-employee director no longer serves on the Board, other than pursuant to paragraphs (a) through (c) of this Section 11, all unvested Options shall immediately terminate and all vested but unexercised Options shall terminate 90 days after such termination of employment or service, unless the Option Agreement provides otherwise, and during such 90-day period shall be exercisable only to the extent provided in the Option Agreement. If the status of a Participant's relationship with the Company changes, e.g., from a consultant to an employee or vice versa, it will not be a termination of the service-providing relationship. Notwithstanding the foregoing, if a Participant's service is terminated for Cause, to the extent the Option is not effectively exercised or has not vested prior to such termination, it shall lapse or be forfeited to the Company immediately upon termination. In all events, an Option will not be exercisable after the end of its term as set forth in the Option Agreement.

(a) Retirement. When a Participant's employment or service terminates as a result of Retirement, or early retirement with the consent of the Committee, the Committee (in the form of an Option Agreement or otherwise) may accelerate the exercisability and vesting of any Option.

(b) Resignation in the Best Interests of the Company. When a Participant resigns from the Company or the Board and, in the judgment of the chief executive officer or other senior officer designated by the Committee, the acceleration of outstanding Options would be in the best interests of the Company, the Committee may authorize, where appropriate taking into account any regulatory or accounting implications of such action, the acceleration of all or any part of Options granted prior to such termination.

(c)  Death or Disability of a Participant.

(i) In the event of a Participant's death, the Participant's estate or beneficiaries shall have a period specified in the Option Agreement, which period shall be one year from the date of death if not otherwise specified in the Option Agreement, within which to exercise any outstanding Option held by the Participant under such terms, and to the extent, as may be specified in the applicable Option Agreement. Rights to any such outstanding Options shall pass by will or the laws of descent and distribution in the following order: (a) to beneficiaries so designated by the Participant; if none, then
(b) to a legal representative of the Participant; if none, then (c) to the persons entitled thereto as determined by a court of competent jurisdiction. Subject to subparagraph (iii) below, Options so passing shall be exercised at such times and in such manner as if the Participant were living.

(ii) In the event a Participant is deemed by the Company to be disabled within the meaning of the Company's long-term disability plan, or, if the Company does not have such a plan, Section 22(e)(3) of the Code, the Option shall be exercisable for the period, and to the extent, specified in the Option Agreement, which period shall be one year from the date of disability if a period is not otherwise specified in the Option Agreement. Options and rights to any such Options may be exercised by the Participant, if legally competent, or a legally designated guardian or representative if the Participant is legally incompetent by virtue of such disability.

(iii) After the death or disability of a Participant, the Committee may in its sole discretion at any time accelerate any or all rights.

(iv) In the event of uncertainty as to interpretation of or controversies concerning this paragraph (c) of Section 11, the Committee's determinations shall be binding and conclusive.

 (d) No Service Rights. The Plan shall not confer upon any Participant any right with respect to continuation of employment by, or service with, the Company or service on the Board, nor shall it interfere in any way with the right of the Company to terminate any Participant's employment or service with the Company or on the Board at any time.

12. Nonassignability. Except as provided in subsection (c) of Section 11 and this Section 12, no Option under the Plan shall be assignable or transferable, or exercisable by anyone other than the Participant to whom it was granted. Notwithstanding the foregoing, the Committee (in the form of an Option Agreement or otherwise) may permit Options, other than incentive stock options within the meaning of Section 422 of the Code, to be transferred to members of the Participant's immediate family, to trusts for the benefit of the Participant and/or such immediate family members, to partnerships or other entities in which the Participant and/or such immediate family members own all the equity interests. For purposes of the preceding sentence, "immediate family" shall mean a Participant's spouse, issue and spouses of his issue.

In addition, the Committee (in the form of an Option Agreement) may permit Options, other than incentive stock options within the meaning of Section 422 of the Code, to be transferred to charitable organizations.

13. Adjustments. In the event of any change in the outstanding Common Stock of the Company by reason of a stock split, stock dividend, combination or reclassification of shares, recapitalization, merger, spin-off, or similar event, the Committee shall equitably adjust (a) the number of shares of Common Stock (i) reserved under the Plan; (ii) available for ISOs; and (iii) for which Options may be granted to an individual Participant and (b) the appropriate Fair Market Value and other price determinations for such Options. In the event of any other change affecting the Common Stock or any distribution (other than normal cash dividends) to holders of Common Stock, such adjustments as may be deemed equitable by the Committee, including adjustments to avoid fractional shares, shall be made to give proper effect to such event.

14. Notice. Any notice to the Company required by any of the provisions of the Plan shall be addressed to the director of human resources or to the chief executive officer of the Company in writing, and shall become effective when it is received by the office of either of them.

15. Unfunded Plan. The Plan shall be unfunded. The Company shall not be required to segregate any Common Stock, nor shall the Plan be construed as providing for such segregation. Neither the Company nor the Board nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by the Plan.

16. Governing Law. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Wisconsin without giving effect to its conflicts of law provisions.

17. Effective and Termination Dates. The effective date of the Plan is April 24, 2001, when the Company's shareholder approval of the Plan is received. The Plan shall terminate on the tenth anniversary of the effective date, which shall be April 24, 2011, subject to earlier termination by the Board pursuant to Section 10, after which no Options may be made under the Plan, but any such termination shall not affect Options then outstanding or the authority of the Committee to continue to administer the Plan.

18. Other Benefit and Compensation Programs. Payments and other benefits received by a Participant pursuant to an Option shall not be deemed a part of such Participant's regular, recurring compensation for purposes of the termination or severance plans of the Company and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement, unless the Committee expressly determines otherwise.

                                  APPENDIX C

                          CATALYST INTERNATIONAL, INC.
                          COMPANY SHARE OPTION SCHEME

1     DEFINITIONS

1.1	   In these Rules, the following words and expressions shall have the following meanings

"Approval Date"               the date on which the Scheme is approved by the
                              Board of Inland Revenue under Schedule 9.

"Associated Company"          has the same meaning as in Section 416 of ICTA
                              1988.

"Auditors"                    the auditors for the time being of the Company
                              (acting as experts and not as arbitrators).

"Board" the Board of Directors of the Company or, except in Rule 10.4, a duly constituted committee thereof.

"Company"                     Catalyst International, Inc.

"Control"                     has the same meaning as in Section 840 of ICTA
                              1988.

"Date of Grant"               the date on which an Option is, was, or is to
                              be granted under the Scheme.

"Eligible Employee"           any director of any Participating Company who
                              is required to devote to his duties not less than 25 hours per week (excluding meal breaks) or any employee (other than one who is a director) of any Participating Company, provided that the director or employee is not precluded by paragraph 8 of Schedule 9 from participating in the Scheme.

"ICTA 1988"                   The Income and Corporation Taxes Act 1988.

"Market Value"                on any day on which the Company is quoted on
                              Nasdaq or any other Stock Exchange recognized by the Inland Revenue the closing sale price of a share as derived from the Official List of Nasdaq or that other Stock Exchange on the Date of Grant.

                              On any day on which the Company is not quoted on Nasdaq or any other Stock Exchange recognized by the Inland Revenue the market value of a Share determined in accordance with the provisions of Part VIII of the Taxation of Chargeable Gains Act 1992 and agreed for the purposes of the Scheme with the Inland Revenue Shares Valuation Division on or before that day.

"Option" a right to subscribe for Shares granted (or to be granted) in accordance with the Rules of this Scheme.

"Option Holder"               an individual to whom an Option has been
                              granted or his personal representatives.

"Participating Company"       the Company and any other company of which the
                              Company has Control and which is for the time being nominated by the Board to be a Participating Company.

"Schedule 9"                  Schedule 9 ICTA 1988.

"Schedule 14"                 Schedule 14 Finance Act 2000.

"Scheme" the employee share option scheme constituted and governed by these rules as from time to time amended.

"Share" an ordinary share in the capital of the Company which satisfies the conditions specified in paragraphs 10 to 14 inclusive of Schedule 9.

"Subscription Price"          the price at which each Share subject to an
                              Option may be acquired on the exercise of that Option determined in accordance with Rule 2.

"Subsisting Option"           an option which has neither lapsed nor been
                              exercised.

"UK Company"                  Catalyst WMS International Limited

1.2 Where the context so admits the singular shall include the plural and vice versa and the masculine shall include the feminine.

1.3 Any reference in the Scheme to any enactment includes a reference to that enactment as from time to time modified, extended, or re-enacted.

1.4 All provisions of this agreement will apply subject to present and future mandatory provisions of United States Law relating to the Options and shares under Options.


2	INVITATION TO APPLY FOR OPTIONS

2.1	     Any time or times not earlier than the Approval Date nor later than the tenth anniversary thereof, the Board may in its absolute discretion select any number of individuals who may at the intended Date of Grant be Eligible Employees and invite them to apply for the grant of Options to acquire Shares in the Company.

2.2     Each invitation shall specify

i     the date (being neither earlier than 7 nor later than 14 days after the issue of the invitation) by which an application must be made;

ii     the maximum number of Shares over which that individual may on that occasion apply for an Option, being determined at the absolute discretion of the Board save that it shall not be so large that the grant of the Option over that number of Shares would cause the limit specified in Rule 5.1 to be exceeded; and

iii     the Subscription Price at which Shares may be acquired on the exercise of any Option granted in response to the application.

2.3 Each invitation shall be accompanied by an application in such form, not inconsistent with these Rules, as the Board may determine.

2.4     i     The Subscription Price shall not be less than the nominal value of a Share.

ii     Subject to Rule 8, the Subscription Price shall not be less than the
Market Value of a share on the day the invitation to apply for an Option was issued pursuant to Rule 2.1.

3     APPLICATIONS FOR OPTIONS

3.1 Not later than the date specified in the invitation, each Eligible Employee to whom an invitation has been issued, in accordance with Rule 2 above, may apply to the Board, using the application form supplied, for an Option over a number of Shares not exceeding the number specified in the invitation.

3.2 Each application shall be accompanied by a payment of 1 British Pound in consideration for the Option to be granted.


4     GRANT OF OPTIONS

4.1 Not later than the twenty-first day following the issue of invitations, the Board may grant to each applicant who is still an Eligible Employee an Option over the number of shares specified in his application.

4.2 As soon as possible after Options have been granted, the Board shall issue an option certificate in respect of each Option in such form, not inconsistent with these Rules, as the Board may determine.

4.3 No Option may be transferred, assigned, or charged and any purported transfer, assignment, or charge shall cause the Option to lapse forthwith. Each option certificate shall carry a statement to this effect.

5     LIMITATIONS ON GRANTS

i     Any option granted to an Eligible Employee shall be limited and take effect so that the aggregate Market Value of Shares subject to that Option, when aggregated with the Market Value of shares subject to Subsisting Options, shall not exceed 30,000 British Pound or the individual limit set by
Schedule 9.

ii     Any option granted to an Eligible Employee shall be limited and take effect so that the total of:

*  the aggregate Market Value of Shares subject to that Option;

*  the Market Value of shares subject to Subsisting Options;

* the aggregate Market Value of Shares subject to Option under an Enterprise Management Incentives Scheme established by the Company or any Associated Company thereof; and

* the aggregate Market Value of shares subject to Subsisting Options under an Enterprise Management Incentives Scheme established by the Company or any Associated Company thereof shall not exceed 100,000 British Pound or the individual limit set by
Schedule 14.

5.2     For the purposes of Rule 5.1

i     Options shall include all Options granted under this Scheme and all options granted under any other scheme, not being a savings-related share option scheme, approved under Schedule 9 and established by the Company or any Associated Company thereof;

and

ii     The Market Value of shares shall be calculated as at the time the options in relation to those shares were granted or such earlier time as may have been agreed in writing with the Board of Inland Revenue.


6     EXERCISE OF OPTIONS

6.1 Subject to Rule 9 below any Option which has not lapsed may be exercised in whole or in part at any time following the earliest of the following events

i     the third anniversary of the Date of Grant

ii     the death of the Option Holder

iii     the Option Holder ceasing to be a director or employee of any participating Company by reason of injury, disability, redundancy or retirement.

6.2     An Option shall lapse on the earliest of the following events

i     the tenth anniversary of the date of the grant

ii     the first anniversary of the Option Holder's death

iii     30 days following the Option Holder ceasing to be a director or employee of any Participating Company, other than by reason of his death or under the terms of Rule 6.1 (iii)

iv     six months following the Option Holder ceasing to be a director or employee of any Participating Company under the terms of Rule 6.1 (iii)

v     unless a release has been effected under Rule 7.4, six months after the
Option has become exercisable in accordance with Rule 7

vi     the Option Holder being adjudicated bankrupt.


7     TAKEOVERS AND LIQUIDATIONS

7.1 If any person obtains Control of the Company or the UK Company as a result of making
i     a general offer to acquire the whole of the issued share capital of the
Company or the UK Company which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company or the UK Company; or

ii     a general offer to acquire all the shares in the Company or the UK
Company which are of the same class as the Shares

then any Subsisting Option may, subject to Rule 7.4 below, be exercised within six months of the time when the person making the offer has obtained Control of the Company or the UK Company and any condition subject to which the offer is made has been satisfied.

7.2 If under Section 425 of the Companies Act 1985, or the equivalent in the United States the Court sanctions a compromise or arrangement proposed for the purposes of, or in connection with, a scheme for the reconstruction of the Company or the UK Company or its amalgamation with any other company or companies, any Subsisting Option may, subject to Rule 7.4 below, be exercised within six months of the Court sanctioning the compromise or arrangement.

7.3 If any person becomes bound or entitled to acquire shares in the Company or the UK Company under Section 428 to 430 of the said Act of 1985 or the equivalent in the United States any Subsisting Option may subject to Rule
7.4 below be exercised at any time when that person remains so bound or entitled.

7.4 If as a result of the events specified in Rules 7.1 or 7.2 a company has obtained Control of the Company or the UK Company, or if a company has become bound or entitled as mentioned in Rule 7.3, the Option Holder may, by agreement with that other company (the "Acquiring Company"), within the Appropriate Period, release each Subsisting Option (the "Old Option") for an option (the "New Option") which satisfies the conditions that it

i     is over shares in the Acquiring Company or some other company falling within paragraph (b) or paragraph (c) of Paragraph 10, Schedule 9 which satisfy the conditions specified in Paragraphs 10 to 14 inclusive of Schedule 9;

ii     is a right to acquire such number of such shares as has on acquisition of the New Option an aggregate Market Value equal to the aggregate Market Value of the shares subject to the Old Option on its release;

iii     has a subscription price per share such that the aggregate price payable on the complete exercise equals the aggregate price which would have been payable on complete exercise of the Old Option; and

iv     is otherwise identical in terms to the Old Option.

The New Option shall, for all other purposes of this scheme, be treated as having been acquired at the same time as the Old Option.

Where any New Options are granted pursuant to this clause 7.4, Rules 4.3, 6, 7, 8, 9, 10.1, and 10.3 to 10.6 shall, in relation to the New Options, be construed as if references to the Company and to the Shares were references to the Acquiring Company or, as the case may be, to the other company whose shares the New Options relate, and to the shares in that other company, but references to Participating Company shall continue to be construed as if references to the Company were references to Catalyst International, Inc.

7.5 If the Company or the UK Company passes a resolution for voluntary winding up, any Subsisting Option may be exercised within six months of the passing of the resolution.

7.6 For the purposes of this Rule 7, other than Rule 7.4, a person shall be deemed to have obtained Control of the Company if he and others acting in concert with him have together obtained Control of it.

7.7 The exercise of an Option pursuant to the preceding provisions of this Rule 7 shall be subject to the provisions of Rule 9 below.

Where, in accordance with Rule 7.4, Subsisting Options are released and New Options granted the New Options shall not be exercisable in accordance with Rule 7.1, 7.2, and 7.3 above by virtue of the event by reason of which the New Options were granted.

For the avoidance of doubt, nothing in this Rule 7 shall apply unless there is a change in the ultimate Control of the Company in which case this Rule 7 shall apply to all Eligible Employees. In addition, if there is a change in the ultimate Control of the UK Company this Rule 7 shall apply to all employees of that company or any companies under its control.


8     VARIATION OF SHARE CAPITAL

In the event of any variation of the share capital of the Company by way of capitalisation or rights issue, consolidation, subdivision, or reduction of capital or otherwise, the number of Shares subject to any Option and the Subscription Price for each of those Shares shall be adjusted in such manner as the Auditors confirm in writing to be fair and reasonable provided that

i     the aggregate amount payable on the exercise of an Option in full is not increased;

ii     the Subscription Price for a Share is not reduced below its nominal value;

iii     no adjustment shall be made without the prior approval of the Board of Inland Revenue; and

iv     following the adjustment the Shares continue to satisfy the conditions specified in paragraphs 10 to 14 inclusive of Schedule 9.


9     MANNER OF EXERCISE OF OPTIONS

9.1 No Option may be exercised by an individual at any time when he is precluded by paragraph 8 of Schedule 9 from participating in the Scheme.

9.2 No Option may be exercised at any time when the shares which may be thereby acquired do not satisfy the conditions specified in paragraphs 10 to 14 of Schedule 9.

9.3 An Option shall be exercised by the Option Holder giving notice to the Company in writing of the number of shares in respect of which he wishes to exercise the Option accompanied by the appropriate payment and the relevant option certificate and shall be effective on the date of its receipt by the Company.

9.4 Shares shall be allotted and issued pursuant to a notice of exercise within 30 days of the date of exercise and a definitive share certificate issued to the Option Holder in respect thereof. Save for any rights determined by reference to a date preceding the date of allotment, such Shares shall rank pari passu with the other shares of the same class in issue at the date of allotment.

9.5 When an Option is exercised only in part, the balance shall remain exercisable on the same terms as originally applied to the whole Option and a new option certificate shall be issued accordingly by the Company as soon as possible after the partial exercise.


10    ADMINISTRATION AND AMENDMENT

10.1 The Scheme shall be administered by the Board whose decision on all disputes shall be final.

10.2     The Board may from time to time amend the Rules provided that:

i     no amendment may materially affect an Option Holder as regards an
Option granted prior to the amendment being made;

ii     no amendment may be made which would make the terms on which Options may be granted materially more generous or would increase the limit specified in Rule 5.1 without the prior approval of the Company in general meeting; and

iii     no amendment shall have effect until approved by the Board of Inland
Revenue.

10.3 The cost of establishing and operating the Scheme shall be borne by the Participating Companies in such proportions as the Board shall determine.

10.4 The Board may establish a committee consisting of not less than three Board members to whom any or all of its powers in relation to the Scheme may be delegated. The Board may at any time dissolve the Committee, alter its constitution, or direct the manner in which it shall act.

10.5 Any notice or other communication under or in connection with the Scheme may be given by the Company either personally or by post and to the Company either personally or by post to the secretary; items sent by post shall be prepaid and shall be deemed to have been received 72 hours after posting.

10.6 The Company shall at all times keep available sufficient authorized and unissued Shares to satisfy the exercise to the full extent still possible of all Options which have neither lapsed nor been fully exercised, taking account of any other obligations of the Company to issue unissued Shares.

10.7 The maximum number of Options granted under the Scheme shall not exceed 500,000. Lapsed Options shall be returned to the Scheme.


11    TAXATION LIABILITIES

11.1 If a Option Holder is liable to tax, duties and social security contributions as a result of receiving, holding, or exercising the Option or of selling the Shares acquired under the Option, and

11.2 The employer or former employer is liable to make payment to appropriate authorities on account of that liability, then

11.3 The Option Holder must enter into such arrangements as necessary for the purpose of ensuring that the employer/former employer is put in sufficient funds to enable it to discharge its liability to make the payment to the appropriate authority, or is reimbursed for any payment made.

CATALYST INTERNATIONAL, INC.                                            PROXY


       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                        CATALYST INTERNATIONAL, INC.

              Annual Meeting of Stockholders - April 24, 2001

     The undersigned hereby appoints Douglas B. Coder, Mark T. Ehrmann, and Laura L. Fese, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorized each of them to represent and to vote, as designated hereon, all of the shares of common stock of Catalyst International, Inc. held of record by the undersigned on March 9, 2001, at the 2001 Annual Meeting of Stockholders of Catalyst International, Inc. to be held on April 24, 2001 or at any adjournment or postponement thereof.

     This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be vote "FOR" (i) the election of the nominees as Class III Directors,
(ii) the ratification of Ernst & Young LLP as the Company's independent auditors for 2001, (iii) the approval of the 2001 Stock Option Plan, and (iv) the approval of the Company Share Option Scheme, all as more fully described in the accompanying Proxy Statement.




            DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED


             CATALYST INTERNATIONAL, INC. 2001 ANNUAL MEETING

1.   ELECTION OF DIRECTORS:        1-ROY J. CARVER
                                   2-ELIZABETH J. REEVES

     [_] FOR the nominees                   [_] WITHHOLD AUTHORITY
         listed to the left.                    to vote for the nominees
                                                listed to the left.

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.) - - - - > [________________]


2. To ratify the appointment of Ernst & Young LLP as the Company's Independent auditors for 2000.

     [_] FOR            [_] AGAINST            [_] ABSTAIN


3.   To approve the 2001 Stock Option Plan.

     [_] FOR            [_] AGAINST            [_] ABSTAIN


4.    To approve the 2001 Stock Option Plan

     [_] FOR            [_] AGAINST            [_] ABSTAIN


5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.


Check appropriate box
Indicate changes below:
Address Change? [_]  Name Change? [_]


Date ____________________________   NO. OF SHARES _________________________


                                    _______________________________________
                                    SIGNATURE(S) IN BOX
                                    Please sign exactly as your name appears on this Proxy. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.